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                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                  CREDIT SUISSE WARBURG PINCUS FOCUS FUND, INC.

     Credit Suisse Warburg Pincus Focus Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

     FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                                   "ARTICLE II

                                      NAME

     The name of the corporation is Credit Suisse Select Equity Fund, Inc."

     SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by Section. 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: October 17, 2001                        /s/ Hal Liebes
                                              --------------------------------
                                                  Hal Liebes
                                                  Vice President and Secretary

ATTEST:

 /s/ Gregory N. Bressler
----------------------------
     Gregory N. Bressler
     Assistant Secretary